Banc of California Announces Quarterly Dividends
and $45 Million Stock Repurchase Program
SANTA ANA, Calif., (February 10, 2020) — (BUSINESS WIRE) — Banc of California, Inc. (NYSE: BANC)(the “Company”), the holding company parent of Banc of California, N.A., today announced that its Board of Directors has declared a quarterly cash dividend of $0.06 per share on its outstanding common stock. The dividend will be payable on April 1, 2020 to stockholders of record as of March 16, 2020. The Company also announced that its Board of Directors has authorized the repurchase of up to $45 million of the Company’s common stock.
“As we continue to enhance our franchise and improve the earnings power of the Company for the long term, we remain committed to a thoughtful capital allocation strategy of optimizing our balance sheet and returning value to our shareholders,” said Jared Wolff, President and Chief Executive Officer of the Company. “Our Board of Directors’ decision to authorize this share buyback program reflects our continued confidence in the financial strength of the Company, our business and our ability to enhance earnings.”
The repurchase authorization expires in February 2021. Purchases may be made in open-market transactions, in block transactions on or off an exchange, in privately negotiated transactions or by other means as determined by the Company’s management and in accordance with the regulations of the Securities and Exchange Commission. The timing of purchases and the number of shares repurchased under the program will depend on a variety of factors including price, trading volume, corporate and regulatory requirements and market conditions.
The Board of Directors also declared a quarterly dividend of $0.460938 per depository share on the Company's 7.375% Series D Non-Cumulative Perpetual Preferred Stock and a quarterly dividend of $0.4375 per depository share on the Company's 7.00% Series E Non-Cumulative Perpetual Preferred Stock. The quarterly dividend for each Series of depository shares will be payable on March 16, 2020 to holders of record as of February 28, 2020. The Series D depository shares are traded on the New York Stock Exchange under the “BANC PRD” symbol. The Series E depository shares are traded on the New York Stock Exchange under the “BANC PRE” symbol.
Banc of California maintains a Dividend Reinvestment Plan (DRIP) which allows stockholders to automatically acquire shares of common stock at a 3% discount from the applicable market price. All registered stockholders with holdings maintained at the Company's transfer agent, Computershare, are eligible to participate in the DRIP program. For more information on the Company's DRIP program, please contact Investor Relations at IR@bancofcal.com or at (855) 361-2262.
About Banc of California, Inc.
Banc of California, Inc. (NYSE: BANC) is a bank holding company with approximately $7.8 billion in assets and one wholly-owned banking subsidiary, Banc of California, N.A. (the “Bank”). The Bank has 43 offices including 32 full-service branches located throughout Southern California. Through our dedicated professionals, we provide customized and innovative banking and lending solutions to businesses, entrepreneurs and individuals throughout California. We help to improve the communities where we live and work, by supporting organizations that provide financial literacy and job training, small business support and affordable housing. With a commitment to service and building enduring relationships, we provide a higher standard of banking. We look forward to helping you achieve your goals. For more information, please visit us at www.bancofcal.com.
Forward-Looking Statements
This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

INVESTOR RELATIONS INQUIRIES:
IR@bancofcal.com or (855) 361-2262
Jared Wolff, (949) 385-8700
Lynn Hopkins, (949) 265-6599